FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-206987-01

BBCMS 2017-C1 -- NEW ISSUE CMBS - PRICING DETAIL

$747.709MM NEW ISSUE CMBS ***PUBLIC OFFERING***

JOINT BOOKRUNNERS & CO-LEAD MANAGERS: BARCLAYS & UBS

CO-MANAGER: ACADEMY SECURITIES

RATING AGENCIES: MOODYS, FITCH & DBRS

***PUBLIC OFFERED CERTIFICATES***

	AVAILABLE
CLASS	RATING (M/F/D)	SIZE(MM)#	C/E	WAL	COUPON	PRICE	YIELD	SPREAD
A-1	Aaa/AAA/AAA	21.300	30.000%	2.62	2.0100	99.9984	1.9879	S+30
A-2	Aaa/AAA/AAA	63.640	30.000%	4.91	3.1890	102.9983	2.5262	S+50
A-3	Aaa/AAA/AAA	145.000	30.000%	9.78	3.4120	100.9949	3.2995	S+92
A-4	Aaa/AAA/AAA	303.582	30.000%	9.88	3.6740	102.9928	3.3244	S+94
A-SB	Aaa/AAA/AAA	35.550	30.000%	7.47	3.4880	102.9944	3.0369	S+79
A-S	Aa3/AAA/AAA	63.004	22.250%	9.97	3.8980	102.9994	3.5486	S+116
B	NR/AA-/AA	41.664	17.125%	9.97	4.0890	102.9963	3.7386	S+135
C	NR/A-/A(L)	36.584	12.625%	9.97	4.4410	98.9923	4.5886	S+220

#NET OF RISK RETENTION

POOL BALANCE:	$855,747,738
NUMBER OF LOANS:	58
NUMBER OF PROPERTIES:	75
WA CUT-OFF LTV:	59.8%
WA UNDERWRITTEN NCF DSCR:	1.77x
WA UNDERWRITTEN NOI DEBT YIELD:	10.9%
WA MORTGAGE INTEREST RATE:	5.027%
WA REM. TERM TO MATURITY (MOS):	114

TOP 5 PROPERTY TYPES:	OFFICE (42.0%), RETAIL (23.3%), HOSPITALITY (15.2%),MULTIFAMILY (5.9%), SELF STORAGE (4.4%), MIXED USE (4.3%)

TOP 5 STATES:	CA (20.6%), FL (15.1%), WA (10.9%), NY (7.0%), AL (6.0%)

AMORTIZATION TYPE:	INTEREST ONLY (39.6%); ; AMORTIZING BALLOON (30.1%); INTEREST ONLY, THEN AMORTIZING (22.6%); INTEREST ONLY, ARD (7.8%)

TOP 10 & 5 LOANS AS A % OF POOL:	49.9% & 30.9%

MASTER SERVICER:	WELLS FARGO BANK, NA
SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS LLC
OPERATING ADVISOR:	PARK BRIDGE
DIRECTING HOLDER:	RREF III D BBCMS 2017-C1 LLC
TRUSTEE:	WILMINGTON TRUST, NA
CERT. ADMINISTRATOR:	WELLS FARGO BANK, NA

ANTICIPATED TIMING:
- ANTICIPATED PRICING: 3:45 PM EST
- SETTLEMENT: 02/27

Barclays Commercial Mortgage Securities, LLC as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) (SEC File No. 333-206987) for the offering to which this communication relates.

Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Website at https://protect-us.mimecast.com/s/lNpVBefDG5h2. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-888-603-5847.

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